Exhibit 99.1

CIMG Inc. Entered Into an MOU With iZUMi to Launch a $20 Million Upstarts Fund

BEIJING, China, September 17, 2025 – CIMG Inc. (“CIMG” or the “Company”) (Nasdaq: IMG), a business group specializing in digital health and sales development, which utilizes technology and marketing to enhance its partners’ sales growth and commercial value, today announced that the company entered into a memorandum of understanding (“MOU”) with the intent to collaborate with iZUMi Group Ltd. (“iZUMi Finance”) to launch the Upstarts Fund (the “Fund”), an on-chain Crypto fund designed to enable corporations to deploy capital into digital assets through a regulated and transparent framework. CIMG and iZUMi Finance will jointly commit $20 million into the Fund, marking a milestone in bridging corporate finance with the digital asset economy.

The Fund, if formed pursuant to the definitive agreements, may comprise three core components:

■	DeFi liquidity vault — generates sustainable on-chain yield, deepens liquidity across targeted ecosystems and accelerates adoption of DeFi applications.

■	Listed token investment — Provides institutional-grade access for listed companies to invest in high-quality digital-asset opportunities.

■	Tokenized stock trading service — Drives the adoption of on-chain stocks and strengthens liquidity, with the Fund set to scale further to support investments across both traditional stocks and their tokenized versions.

These pillars are intended to highlight the Fund’s role in pioneering Decentralized Asset Tokenization (DAT), starting with the first yield-bearing BTC DAT by CIMG and iZUMi Finance.

We believe that the participation of a publicly listed company in the DeFi Liquidity Vault would signal strong compliance alignment and operational transparency. This strengthens governance credibility while amplifying brand narrative and global reach. At the same time, Fund liquidity is deployed to support the partner ecosystems while generating sustainable yield.

In short, the Company foresees the following advantages of the to-be-formed Fund:

■	Regulatory Endorsement

■	Brand and Global Visibility

■	Ecosystem Growth with Yield

Both iZUMi Finance and the Company hope that the upcoming partnership would underscore the shared vision of both companies in driving compliant innovation in digital assets.

“We are pleased to partner with CIMG to establish the Upstarts Fund, enhancing market liquidity and advancing institutional participation in digital assets. Going forward, iZUMi Finance aims to serve as a bridge between traditional capital and the digital asset ecosystem —channeling compliant capital from listed companies into high-quality projects and capturing growth opportunities aligned with corporate treasury objectives,” said Jimmy Yin, Chief Executive Officer of iZUMi Finance.

“At CIMG, we see the Upstarts Fund as a strategic step to diversify treasury assets and capture new yield opportunities. Partnering with iZUMi Finance, a team well regarded for its liquidity expertise, gives us access to digital-asset strategies through a transparent, risk-managed framework that aligns with our institutional standards,”said Alice Wang, Chairwoman and Chief Executive Officer of CIMG.

About CIMG Inc.

CIMG Inc. is a global business group specializing in digital health and sales development. Utilizing technology and marketing (including MarTech and Multi-Channel Network), the Company enhances its partners’ sales growth and commercial value.

The company’s brands include Kangduoyuan, Maca-Noni, Qianmao, Huomao, and Coco-mango.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary for its operations, and its ability to protect its intellectual property. There cannot be any assurance that the Company and Flock well enter into a definitive agreement. The Company encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

http://www.ccmg.tech

ir@ccmg.tech